                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              DYNATECH CORPORATION
                (Name of Registrant as Specified In Its Charter)

                              DYNATECH CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/X/ $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: $125

     2) Form, Schedule or Registration Statement No.: Schedule 14A

     3) Filing Party: Dynatech Corporation

     4) Date Filed: June 17, 1994

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

                          [DYNATECH CORPORATION LOGO]

                          NOTICE OF CHANGE OF PLACE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON JULY 26, 1994 AT 10:00 A.M.

                                                       Burlington, Massachusetts
                                                                   July 15, 1994

To the Stockholders of
  Dynatech Corporation:

     In order to ensure that there is sufficient space to accommodate all stockholders who wish to attend the Annual Meeting of Stockholders of Dynatech Corporation, the location of the Annual Meeting of Stockholders has been changed to the Grand Ballroom, the Burlington Marriott, One Burlington Mall Road, Routes 128 and 3A, Burlington, Massachusetts.

                                            By Order of the Board of Directors

                                            ROBERT H. HERTZ
                                                   Clerk





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     To reach the Burlington Marriott from Boston, take I-93 North to Route 128
South (I-95 South) to Exit 33B, and go straight through the traffic light. The Burlington Marriott will be on your left. To reach the Burlington Marriott if you are travelling north on Route 128 (I-95), take Exit 33B and turn left at the end of the exit ramp onto Route 3A North. Take a left at the first traffic light. The Burlington Marriott will be on your left.
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

                              DYNATECH CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                                       ON
                                 JULY 26, 1994

                            ------------------------

                      SECOND SUPPLEMENT TO PROXY STATEMENT

                            ------------------------

ADDITIONAL PARTICIPANTS ON BEHALF OF DYNATECH CORPORATION

     As a result of the proxy contest initiated against Dynatech Corporation (the "Company") by SC Fundamental Inc., The SC Fundamental Value Fund, L.P., SC Fundamental Value BVI, Inc., SC-BVI Partners, SC Fundamental Value BVI, Ltd., Gary N. Siegler and Peter M. Collery (collectively, "SC Fundamental"), the rules of the Securities and Exchange Commission require the Company to provide to its stockholders certain additional information, including information with respect to "participants" (as defined in Schedule 14A promulgated pursuant to the Securities Exchange Act of 1934, as amended). Pursuant to those rules, certain employees of the Company may be deemed participants. The address of the participants described below is the address of the Company's principal executive offices.

     Set forth below is certain required information concerning certain persons who may be deemed participants in the solicitation. Except as indicated below, none of these participants has purchased or sold or otherwise acquired or disposed of any shares of Common Stock of the Company in the last two years.

     Roger C. Cady is Corporate Vice President, Business Development, of the Company. Mr. Cady does not beneficially own any shares of Common Stock of the Company.

     Ann H. Janis is employed by the Company as Public Relations Representative. Ms. Janis is the beneficial owner of 1,555 shares of Common Stock of the Company, including 200 shares held jointly by Ms. Janis and her spouse.

     Included in the share ownership amount listed above are shares of Common Stock of the Company purchased by Ms. Janis within the past two years through her participation in the Dynatech Corporation Employee Monthly Stock Investment Plan. Her monthly purchases made pursuant to such Plan during the past two years are as follows: 13.6585 shares on June 21, 1994; 15.5556 shares on May 23, 1994;
13.1765 shares on April 18, 1994; 13.6585 shares on March 18, 1994; 14.5455 shares on February 17, 1994; 12.5843 shares on January 19, 1994; 12.8736 shares on December 22, 1993; 11.4286 shares on November 15, 1993; 13.3333 shares on October 19, 1993; 10.0901 shares on September 16, 1993; 10.7692 shares on August 17, 1993; 9.9115 shares on July 19, 1993; 9.3333 shares on June 15, 1993; 9.8246 shares on May 17, 1993; 10.0000 shares on April 16, 1993; 9.3333 shares on March 16, 1993; 10.3704 shares on February 19, 1993; 10.4673 shares on January 18,
1993; 13.0233 shares on December 17, 1992; 13.8272 shares on November 18, 1992;
16.7164 shares on October 19, 1992; 16.0000 shares on September 17, 1992;
16.9697 shares on August 18, 1992; 14.7368 shares on July 16, 1992; and 14.9333 shares on June 16, 1992.

     James R. Turner is Corporate Vice President of the Company. He is the beneficial owner of 18,230 shares of Common Stock of the Company, including 2,120 shares of Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of July 1, 1994. During the past two years, Mr. Turner acquired 160 shares of Common Stock of the Company upon the exercise of stock options on March 2, 1993.

SC FUNDAMENTAL PROPOSAL

     According to proxy materials filed by SC Fundamental on July 7, 1994 with the Securities and Exchange Commission (the "SC Fundamental Proxy Statement") with respect to the Annual Meeting of Stockholders of the Company, SC Fundamental has indicated that it will propose the following stockholder resolution for consideration at the Annual Meeting (the "SC Fundamental Proposal"):

     "RESOLVED, that the stockholders of the Company, assembled in person or by proxy at the annual meeting of Stockholders, request and recommend that the Board of Directors retain a nationally recognized investment banking firm to value the Company and its businesses and (i) to conduct a sale of the Company in a fair process, at the highest price obtainable, or (ii) to implement a major restructuring of the Company which might include the spin-off of TTC to Stockholders. The Stockholders of the Company further request and recommend that the restructuring alternative be pursued only if it is determined that such a restructuring would result in higher value to Stockholders than a sale of the entire Company."

In addition, SC Fundamental has nominated three persons for election as directors of the Company with a term expiring in 1997, Gary N. Siegler, Peter M. Collery, and Curtis Macnguyen (the "SC Fundamental Nominees").

     THE BOARD OF DIRECTORS URGES YOU TO VOTE AGAINST THE SC FUNDAMENTAL PROPOSAL. IN ADDITION, THE BOARD RECOMMENDS THAT YOU REJECT THE SC FUNDAMENTAL NOMINEES AND VOTE FOR THE BOARD'S NOMINEES ON THE ENCLOSED NEW WHITE PROXY CARD WITH THE GOLD STRIPE.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors urges you to vote AGAINST the SC Fundamental Proposal. We believe that SC Fundamental's thinking with respect to its proposal lags behind management's current plan. After careful consideration of a number of alternative plans to enhance stockholder value, your Board has approved a restructuring program designed to enhance Dynatech's value by focusing on those businesses which it believes will yield the highest returns and identifying businesses or product lines to sell because they do not fit with the Company's new strategy. In considering and implementing this plan, the Company has worked closely with two investment banking firms, Lehman Brothers, which has been retained to assist us in the restructuring plan, and The Bridgeford Group, which is assisting us with certain specific divestitures. Your Board adopted the restructuring program because we believe that this program represents the best method of enhancing Dynatech's value for the benefit of all stockholders. We believe the SC Fundamental Proposal is an attempt to prevent the Board from implementing its restructuring program and achieving this goal, and accordingly, the Board recommends a vote AGAINST this proposal.

VOTE REQUIRED

     While the Company believes that under Massachusetts law the SC Fundamental Proposal could be properly excluded from consideration at the Annual Meeting, the SC Fundamental Proposal has been included on the enclosed NEW WHITE proxy card with the GOLD STRIPE in order to enable stockholders to express their opinion on this proposal. Proxies returned without direction will be voted FOR the Board's nominees for election to the Board of Directors and FOR the approval of the 1994 Dynatech Corporation Stock Option and Incentive Plan (the "Plan"), but AGAINST the SC Fundamental Proposal.

     Approval of the SC Fundamental Proposal requires the affirmative vote of the holders of a majority of shares of the Common Stock voting on such matter. Shares of Common Stock whose holders properly returned a proxy card but have abstained from voting with respect to the Plan or the SC Fundamental Proposal will be treated as present at the Annual Meeting for the purpose of determining the presence or absence of a quorum for the transaction of business and will have the effect of a vote against approval of the Plan, but will have no effect on the SC Fundamental Proposal. Broker non-votes will be treated as present at the Annual Meeting for the purpose of determining the presence or absence of a quorum, but will not be considered voting for purposes of the election of Directors or the approval of the Plan or the SC Fundamental

Proposal, and, therefore, will have no effect on the outcome of the election of Directors or the approval of the Plan or the SC Fundamental Proposal.

VOTING INFORMATION

     Please do NOT sign and return any BLUE proxy or any other proxy or notice of revocation sent to you by SC Fundamental. Please sign, date, and return the enclosed NEW WHITE proxy card with the GOLD STRIPE in the enclosed self-addressed stamped envelope. The enclosed NEW WHITE proxy card with the GOLD STRIPE (the "Revised Management Card") differs from those previously furnished to you by the Company's Board of Directors in that it includes an opportunity for you to specify your vote on the SC Fundamental Proposal. If stockholders who have already signed and returned a previously delivered WHITE proxy card do not return any Revised Management Card (or other later-dated proxy), the proxy holders named therein will rely on the discretionary authority conferred by such previously delivered WHITE proxy card to vote AGAINST the SC Fundamental Proposal. If any other matters properly come before the Annual Meeting, the proxy holders intend to vote all proxies in accordance with their best judgment.

July 15, 1994
Burlington, Massachusetts

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                             YOUR VOTE IS IMPORTANT

     Please make sure your latest dated proxy is a NEW WHITE proxy card with the GOLD STRIPE voting FOR your Board's nominees, FOR the 1994 Dynatech Corporation Stock Option and Incentive Plan and AGAINST the SC Fundamental Proposal. A later dated blue SC Fundamental card, even if marked to "withhold authority" to vote for the SC Fundamental Nominees and against the SC Fundamental Proposal, will cancel your vote for the nominees of your Board of Directors.

     If your shares are registered in your name, you can FAX your card (both sides) to MacKenzie Partners, Inc. at the FAX number listed below. If your shares are held in "street name," immediately instruct your broker or the person responsible for your account to sign a NEW WHITE proxy card with the GOLD STRIPE on your behalf. You can also FAX the instruction form or NEW WHITE proxy card with the GOLD STRIPE (both sides) sent to you by your broker or bank to MacKenzie Partners, Inc. and we will promptly deliver it. Be sure to note the name of your bank or brokerage firm. If you have further questions please call:

                        [MACKENZIE PARTNERS, INC. LOGO]

                         156 Fifth Avenue -- 9th Floor
                            New York, New York 10010
                         CALL TOLL-FREE (800) 322-2885
                               FAX (212) 929-0308

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                                        4

PROXY

                             DYNATECH CORPORATION

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints JOHN F. RENO, ROBERT H. HERTZ, and JOHN
A. MIXON, and each of them, proxies with full power of substitution to vote as set forth below and in their discretion upon such other matters as may properly come before the meeting, for and on behalf of the undersigned all the shares of common stock of DYNATECH CORPORATION held of record by the undersigned at the close of business on June 13, 1994, at the Annual Meeting of Stockholders to be held at The Burlington Marriott, One Burlington Mall Road, Burlington, Massachusetts, on Tuesday, July 26, 1994 at 10:00 a.m., and at any adjournments or postponements thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting or any adjournments or postponements thereof.

        When properly executed this Proxy will be voted as specified but if no specification is made it will be voted FOR Proposal 1, the election of all nominees listed on the reverse side, FOR Proposal 2, the approval of the 1994 Stock Option and Incentive Plan, AGAINST Proposal 3, the SC Fundamental Proposal, and in the discretion of the persons named as proxies as to such other matters as may properly come before the meeting and any adjournments or postponements thereof.

                     PLEASE DATE AND SIGN ON REVERSE SIDE
          AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE

                                                                SEE REVERSE SIDE




/X/ Please mark
    votes as in
    this example.

*             The Board of Directors recommends a vote FOR            *
*               Proposals 1 and 2 and AGAINST Proposal 3.             *

1.  To elect Directors for a term expiring in 1997
    (as set forth in the Proxy Statement).

Nominees:  Theodore Cohn, Warren A. Law, John F. Reno

              FOR                   WITHHELD
              ALL                   FROM ALL
           NOMINEES                 NOMINEES
            /   /                    /   /




____________________________________________________
For, except vote withheld from the above nominee(s).



                                                    FOR     AGAINST    ABSTAIN
2.  To approve the 1994 Stock Option               /   /     /   /      /   /
    and Incentive Plan (as set forth
    in the Proxy Statement).


3.  To approve the SC Fundamental Proposal to       FOR     AGAINST    ABSTAIN
    retain an investment banking firm to conduct   /   /     /   /      /   /
    a sale or to implement a major restructuring.

    The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of Annual Meeting, Proxy Statement, and 1994 Annual Report of the Company which either accompanied or preceded this proxy. This proxy may be revoked at any time before it is exercised.

      MARK HERE   /   /             MARK HERE    /   /
     FOR ADDRESS                   IF YOU PLAN
     CHANGE AND                     TO ATTEND
    NOTE AT LEFT                   THE MEETING


Signature: __________________________________ Date ______________

Signature: __________________________________ Date ______________

Title: ______________________________________

Sign exactly as name appears in stencil. When signing as Executor, Administrator, Trustee, or Guardian, etc., please add full title.
This proxy votes all shares held in all capacities.

                             [DYNATECH LETTERHEAD]

                                                                   July 15, 1994

DEAR STOCKHOLDER:

     By now you may have received proxy materials from the so-called "Dynatech Stockholders Committee" -- which is really SC Fundamental's hedge funds and six of its employees.

     As we explained in our last letter, we believe the SC nominees do not have the business or technical experience to add value to the Board of Directors of a high-tech company like Dynatech. We are convinced that these speculators are little more than short-term opportunists. Remember, the majority of the shares owned by SC's hedge funds were accumulated this year between May 16 and June
3 -- after we announced our restructuring plan and our results for fiscal
1994 -- at an average cost to them of less than $17.80 per share.

                             YOUR VOTE IS IMPORTANT

     We ask you to vote for your Management's slate of directors and against the SC Fundamental proposal by signing, dating, and mailing the NEW WHITE proxy card with the GOLD STRIPE that we have enclosed with this letter.

     TIME IS SHORT, SO PLEASE VOTE PROMPTLY. DO NOT SIGN SC FUNDAMENTAL'S BLUE PROXY CARD, EVEN AS A VOTE AGAINST THEIR GROUP -- ANY BLUE CARD COULD HAVE THE EFFECT OF CANCELLING YOUR WHITE MANAGEMENT PROXY.

            DYNATECH'S RESTRUCTURING PLAN WILL ENHANCE VALUE FOR ALL

     We appreciate the support and encouragement from our investors both large and small. Your Board believes that the restructuring plan we are implementing is the best program to enhance value for the benefit of all Dynatech shareholders.

     DO NOT BE MISLED BY SC FUNDAMENTAL'S SELF-SERVING CHARGES THAT OUR PLAN IS "COSMETIC" OR "BUSINESS AS USUAL."

     The major strides that we have undertaken to refocus your Company on voice, video and data communications and produce returns for all investors are clear and well thought out. Please review for yourself the highlights of our program and the progress we have already made.

              DYNATECH'S WHISTLER CORP. SOLD -- PLAN IS ON TARGET

    -- On July 5, Dynatech sold the operating assets of Whistler Corp. -- a leading manufacturer of radar detectors and automotive security systems -- to an investor group consisting of New England Growth Fund, Marlborough Capital and Whistler's management. Though Whistler is an excellent business, it did not fit with the primary strategic objectives of our restructuring program, which is to focus only on businesses that support voice, video and data communications.

     -- WHISTLER'S SALE MEANS WE HAVE ALREADY DISPOSED OF 5 OF THE 13 BUSINESSES
        OR PRODUCT LINES THAT WE IDENTIFIED WHEN WE ANNOUNCED OUR RESTRUCTURING PLAN, REALIZING MORE THAN 40% OF THE PROCEEDS WE PROJECTED.

     -- Our goal remains to sell those eight additional operations as well as one or two more that we have targeted using the services of The Bridgeford Group, an investment banking firm that specializes in divestitures of small and mid-sized companies. We have also retained Lehman Brothers to assist us with our restructuring plan. We feel that our progress clearly shows that SC's thinking with regard to its proposal lags behind management's current plan.

               FIRST QUARTER PROFITS TO EXCEED RESULTS OF PRIOR YEAR

     -- WE ARE PLEASED TO BE ABLE TO REPORT TO YOU THAT WE EXPECT OUR RESULTS
        FOR THE FIRST QUARTER OF THIS YEAR, WHICH ENDED ON JUNE 30, 1994, WILL SHOW NET INCOME FROM OUR CONTINUING OPERATIONS IN EXCESS OF LAST YEAR'S $.37 PER SHARE. You should note that our results in the quarter were aided by several shipments of higher-margin software products and the licensing of certain technology rights.

     -- Furthermore, the long term cost savings from our reorganization have only begun to be realized. The positive impact from these savings will be felt more fully in our results later this year and in calendar 1995.

     -- Our plan is to announce the actual results prior to the Annual Meeting on July 26. The outlook for the second quarter is good. However, it is too early to project whether we will meet the operating results for last year's second quarter, which produced net income from continuing operations of $.35 per share.

                     USING DYNATECH'S RESOURCES EFFICIENTLY

     -- We are striving to create new opportunities by increasingly sharing resources throughout the entire Company. We are also consolidating some operations within our core Information Support businesses. This provides obvious cost benefits as well as a focused point for solving customer problems. WE HAVE DONE THIS SUCCESSFULLY IN SALT LAKE CITY, UTAH WITH OUR VIDEO PRODUCT LINES AND WE ARE WORKING ON A SIMILAR MOVE IN HUDSON, NEW HAMPSHIRE WITH OUR WIRELESS COMPONENT MANUFACTURING OPERATIONS.

     -- Asset sales are an important, but not the only, component of our restructuring program. Equally important goals are to increase revenues and to employ our available human and technological resources in manufacturing, operations and R&D more efficiently by refocusing on our core business. We hope to achieve these goals by continuing to seek to develop new products with potential for success in the marketplace, such as the Synchronous Optical Network (SONET) test product introduced last year.

                          OUR BUYBACK PROGRAM FURTHER
                        ENHANCES VALUE FOR SHAREHOLDERS

    -- The Board recently authorized the repurchase of up to $30 million worth of Dynatech stock in open market or privately negotiated transactions and we have already repurchased approximately 245,000 shares.

    -- You should know that we have no intention of using our repurchase program to pay greenmail to SC Fundamental.

                 LEADING INSTITUTIONAL SHAREHOLDER ADVISOR RECOMMENDS
                A VOTE FOR DYNATECH AND AGAINST SC FUNDAMENTAL PROPOSAL

    -- Institutional Shareholder Services, Inc., a leading institutional shareholder advisory firm, has independently reviewed both Management's and SC Fundamental's arguments and has recommended that its clients should vote to support the Dynatech Board.
                              SUPPORT YOUR CURRENT BOARD
                   VOTE YOUR WHITE PROXY WITH THE GOLD STRIPE TODAY
     Even if you have already returned the WHITE proxy card we have previously sent you, please take a moment to sign, date and mail the enclosed NEW WHITE card with the GOLD STRIPE in the postage-paid envelope. This WHITE card with the GOLD STRIPE is the first one provided by Management containing the SC Fundamental proposal, giving you the opportunity to vote FOR or AGAINST the SC proposal as well as to vote FOR the Dynatech nominees on the same card.

     If a stockholder executes the previously mailed WHITE proxy and does not return a later dated NEW WHITE proxy with the GOLD STRIPE (or a later dated BLUE proxy), the proxy holders will rely on the discretionary authority conferred by the previous WHITE proxy to vote AGAINST the SC Fundamental proposal.

     REMEMBER -- DO NOT RETURN ANY BLUE PROXY CARDS FROM SC FUNDAMENTAL, EVEN AS A PROTEST AGAINST THEIR NOMINEES.

     Thank you for your continuing interest in and support of Dynatech.

                                          On Behalf of the Board of Directors

                                          Sincerely,

                                          JOHN F. RENO
                                          President and Chief Executive Officer

                   IMPORTANT: ANNUAL MEETING LOCATION CHANGED

     Because we now expect a larger turnout than usual for this year's Annual Meeting, we have changed its location to The Burlington Marriott, One Burlington Mall Road, Burlington, MA. The meeting will still commence as originally scheduled at 10:00 a.m. on Tuesday, July 26. We look forward to meeting personally all those shareholders who are able to attend the meeting.

     Even if you plan to attend we strongly recommend that you mail your proxy in advance -- especially if your shares are held by your broker or bank. Remember, only they can execute a proxy on your behalf and only if you send your signed proxy in the envelope they have provided you.

     If you have any questions about voting, please call:

                                 MacKenzie logo

                          156 Fifth Avenue, 9th Floor
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885